JOINT FILING AGREEMENT


         This will confirm the agreement by and between the undersigned that the Schedule 13D filed on or about this date and any amendments thereto with respect to beneficial ownership by the undersigned of shares of the Common Stock, par value $.001 per share, of Vysis, Inc. is being filed on behalf of each of the undersigned under the Securities Exchange Act of 1934, as amended. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  November 1, 2001

                                     ABBOTT LABORATORIES


                                     By:  /s/ RICHAED A. GONZALEZ
                                          ----------------------------
                                          Name:  Richard A. Gonzalez
                                          Title: Executive Vice President,
                                                 Medical Products


                                     RAINBOW ACQUISITION CORP.


                                     By:  /s/ THOMAS C. FREYMAN
                                          ---------------------------
                                          Name:  Thomas C. Freyman
                                          Title: Vice-President